EXHIBIT 10.29
[AMENDED AND RESTATED]
DARDEN RESTAURANTS, INC.
2015 OMNIBUS INCENTIVE PLAN
RESTRICTED STOCK UNIT AWARD AGREEMENT
FOR NON-EMPLOYEE DIRECTORS
This Restricted Stock Unit Award Agreement (the “Agreement”) is between Darden Restaurants, Inc., a Florida corporation (the “Company”), and you, a person notified by the Company, and identified in the Company’s records, as the recipient of an Award of Restricted Stock Units during the Company’s fiscal year 20[__]. This Agreement is effective as of the Grant Date communicated to you and set forth in the Company’s records.
The Company wishes to award to you a number of Restricted Stock Units, subject to certain restrictions as provided in this Agreement, in order to carry out the purpose of the [Amended and Restated] Darden Restaurants, Inc. 2015 Omnibus Incentive Plan (the “Plan”).
Accordingly, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and you hereby agree as follows:
1.Award of Restricted Stock Units.
The Company hereby grants to you, effective as of the Grant Date, an Award of Restricted Stock Units for that number of Restricted Stock Units communicated to you and set forth in the Company’s records (the “RSUs”), on the terms and conditions set forth in such communication, this Agreement and the Plan. Each RSU represents the right to receive, subject to the vesting provisions set forth below, one share of Stock.
2.Rights with Respect to the RSUs.
The RSUs granted hereunder do not and shall not give you any of the rights and privileges of a shareholder of Stock, other than the right to receive dividends and other distributions as provided in Sections 7(b) and 7(c) hereof. Your rights with respect to the RSUs shall remain forfeitable at all times prior to the date or dates on which such rights become vested, and the restrictions with respect to the RSUs lapse, in accordance with Sections 3 or 4 hereof.
3.Vesting.
Subject to the terms and conditions of this Agreement, the RSUs shall vest, and the restrictions with respect to the RSUs shall lapse, on the completion of a Year of Service. “Year of Service” shall mean the earlier of (i) the first anniversary of the Grant Date or (ii) the date of the Company’s next annual meeting of shareholders, subject to Section 4 of this Agreement.
4.Early Vesting; Forfeiture.
(a)If your service on the Board terminates other than by reason of your death or Disability (as defined below) prior to the vesting of the RSUs pursuant to Section 3 hereof,

your rights to all of the unvested RSUs shall be immediately and irrevocably forfeited.
(b)If your service on the Board terminates due to death prior to the vesting of the RSUs pursuant to Section 3 hereof, then you shall become immediately and unconditionally vested in all RSUs and the restrictions with respect to all RSUs shall lapse on the date of your death. No transfer by will or the Applicable Laws of descent and distribution of any RSUs which vest by reason of your death shall be effective to bind the Company unless the Committee administering the Plan shall have been furnished with written notice of such transfer and a copy of the will or such other evidence as the Committee may deem necessary to establish the validity of the transfer.
(c)If your service on the Board terminates on account of becoming Disabled (as defined below) prior to the vesting of the RSUs pursuant to Section 3 hereof, then you shall become immediately and unconditionally vested in all RSUs and the restrictions with respect to all RSUs shall lapse on the date on which the Committee administering the Plan makes the determination that you are Disabled. For purposes of this Agreement, “Disabled” means you have a disability due to illness or injury which is expected to be permanent in nature and which prevents you from performing the material duties required by your regular occupation, all as determined by the Committee administering the Plan.
5.Restriction on Transfer.
Except as contemplated by Section 4(b) hereof, none of the RSUs may be sold, assigned, transferred, pledged, attached or otherwise encumbered, and no attempt to transfer the RSUs, whether voluntary or involuntary, by operation of law or otherwise, shall vest the transferee with any interest or right in or with respect to the RSUs.
6.Settlement of RSUs.
No shares of Stock shall be issued to you prior to the date on which the RSUs vest, in accordance with the terms and conditions communicated to you and set forth herein. After the RSUs vest pursuant to Sections 3 or 4 hereof, the Company shall promptly, but no later than 30 days following the applicable vesting date, cause to be issued in your name one share of Stock for each RSU and pay to you any accumulated distributions pursuant to Sections 7(b) and (c) hereof. Notwithstanding the foregoing, you may elect to defer the settlement of the RSUs (and any accumulated distributions) beyond the vesting date of the RSUs. Any deferral election must be made in compliance with such rules and procedures as may be established by the Committee administering the Plan.
7.Distributions and Adjustments.
(a)On the date on which shares of Stock under Section 6 are delivered to you (or your beneficiary or, if none, your estate in the event of your death), the Company shall also deliver to you (or your beneficiary or, if none, your estate in the event of your death) the number of additional shares of Stock, the number of any other securities of the Company and the value or actual issuance of any other property (in each case as determined by the Committee) (except for cash dividends and other cash distributions), in each case that the Company would have distributed to you during the period commencing on the Grant Date and ending on the applicable settlement date of the RSUs in respect of the shares of Stock that are being delivered to you under Section 6 had such shares been issued to you on the Grant Date, without interest. Any such accumulated distributions shall be distributed to you in accordance with Section 6 hereof. If the RSUs are forfeited prior to vesting, any accumulated distributions payable in respect of such RSUs shall also be forfeited.
(b)As soon as reasonably practicable after the date on which the RSUs vest pursuant to Sections 3 or 4 hereof, the Company shall make a cash payment to you (or your beneficiary or, if none, your estate in the event of your death) with respect to each RSU equal to the aggregate per share amount of cash dividends and other cash distributions that the Company declared with respect to the Stock having a record date on or after the Grant Date and before the applicable vesting date of the RSUs, without interest. If the RSUs are forfeited prior to vesting, any accumulated cash dividends or other cash distributions payable in respect of such RSUs shall also be forfeited.
(c)From and after the date on which the RSUs vest pursuant to Sections 3 or 4 hereof until the date on which shares of Stock under Section 6 are delivered to you (or your beneficiary or, if none, your estate in the event of your death), each time the Company declares any cash dividend or other cash distribution with respect to the Stock having a record date on or after the applicable vesting date of the RSUs and before the applicable settlement date of the RSUs, the Company shall make an equivalent cash payment to you (or your beneficiary or, if none, your estate in the event of your death) with respect to each RSU equal to the per share amount of any such cash dividend or other cash distribution, payable as soon as reasonably practicable after the payment date of such cash dividend or other cash distribution, without interest.
(d)In the event that the Committee administering the Plan shall determine that any dividend or other distribution (whether in the form of cash, shares of Stock, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares or other securities of the Company, issuance of warrants or other rights to purchase shares or other securities of the Company or other similar corporate transaction or event affects the Stock such that an adjustment of the RSUs is determined by the Committee administering the Plan to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Agreement, then the Committee shall, in such manner as it may deem equitable, in its sole discretion, adjust any or all of the number and type of shares subject to the RSUs.
8.    General Provisions

(a)    Interpretations. This Agreement is subject in all respects to the terms of the Plan. A copy of the Plan is available upon your request. Terms used herein which are defined in the Plan shall have the respective meanings given to such terms in the Plan, unless otherwise defined herein. In the event that any provision of this Agreement is inconsistent with the terms of the Plan, the terms of the Plan shall govern. Any question of administration or interpretation arising under this Agreement shall be determined by the Committee administering the Plan, and such determination shall be final, conclusive and binding upon all parties in interest.
(b)    No Right to Board Service. Nothing in this Agreement or the Plan shall be construed as giving you the right to continue to serve on the Board.
(c)    Securities Matters. The Company shall not be required to deliver any shares of Stock until the requirements of any federal or state securities or other laws, rules or regulations (including the rules of any securities exchange) as may be determined by the Company to be applicable are satisfied.
(d)    Headings. Headings are given to the sections and subsections of this Agreement solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Agreement or any provision hereof.
(e)    Arbitration. The parties agree that any dispute between the parties regarding this Agreement shall be submitted to binding arbitration in Orlando, Florida.
(f)    Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Florida (without giving effect to the conflict of law principles thereof). Subject to Section 8(e) hereof, you agree that the state and federal courts of Florida shall have jurisdiction over any litigation between you and the Company regarding this Agreement, and you expressly submit to the exclusive jurisdiction and venue of the federal and state courts sitting in Orange County, Florida.
(g)    Notices. You should send all written notices regarding this Agreement or the Plan to the Company at the following address:
Darden Restaurants, Inc.
Vice President, Compensation
1000 Darden Center Drive
Orlando, FL 32837
LTI@darden.com

(h)    Award Agreement and Related Documents. This Restricted Stock Unit Award Agreement shall have no force or effect unless you have been notified by the Company, and identified in the Company’s records, as the recipient of a Restricted Stock Unit Award grant. You are not required to execute this Agreement, but you will have 60 days from the Grant Date to notify the Company of any issues regarding the terms and conditions of this Agreement; otherwise, you will be deemed to agree with them. In connection with your Restricted Stock Unit grant and this Agreement, the following additional documents were made available to you electronically, and paper copies are available on request directed to the Company’s Compensation Department: (i) the Plan; and (ii) a Prospectus relating to the Plan.
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